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                                                                    EXHIBIT 11.1

                   TICKETMASTER GROUP, INC. AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
                                  (UNAUDITED)
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

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
                                               THREE MONTHS ENDED         NINE MONTHS ENDED OCTOBER
                                                   OCTOBER 31,                       31,
                                            -------------------------     -------------------------
                                               1996           1997           1996           1997
                                            ----------     ----------     ----------     ----------
Weighted average number of common shares
  outstanding.............................  15,310,405     25,947,888     15,310,405     25,762,179
Common stock equivalents from outstanding
  stock options...........................      39,636      1,156,883         39,636        541,358
                                            ----------     ----------     ----------     ----------
                                            15,350,041     27,104,771     15,350,041     26,303,537
                                            ==========     ==========     ==========     ==========
Net income................................  $    2,849     $    2,972     $      431     $    6,832
                                            ==========     ==========     ==========     ==========
Net income per share......................  $      .19     $      .11     $      .03     $      .26
                                            ==========     ==========     ==========     ==========
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